Exhibit 5.1
Opinion of Weintraub Genshlea Chediak
March 7, 2011
ThermoGenesis Corp.
2711 Citrus Road
Rancho Cordova, CA 95742
Ladies and Gentlemen:
     We are acting as counsel for ThermoGenesis Corp., a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) 2,250,000 shares (the “Shares”), of Common Stock, par value $0.001 per share (the “Common Stock”) of the Company, (ii) warrants (the “Warrants”) to purchase 1,125,000 shares of Common Stock (the “Warrants”) and (iii) 1,125,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), all of which are authorized but heretofore unissued Shares, Warrants and Warrant Shares, to be offered and sold by the Company, pursuant to the Registration Statement on Form S-3 (Registration No. 333-171563) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated January 6, 2011, as supplemented by the prospectus supplement dated March 7, 2011 relating to the offer and sale of the Shares, Warrants and Warrant Shares (as so supplemented, the “Prospectus”).
     We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, the Prospectus, and the Prospectus Supplement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable, (ii) the Warrants have been duly authorized, and when issued and sold by the Company in the manner described in the Registration Statement, the Prospectus, and the Prospectus Supplement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be valid and legally binding obligations of the Company, fully paid and non-assessable, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of

ThermoGenesis
March 7, 2011

reasonableness, good faith and fair dealing, and (iii) the Warrant Shares have been duly authorized and, when duly issued paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the Delaware General Corporation Law.
     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K incorporated by reference in the Registration Statement and to the use of our name under the captions “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ WEINTRAUB GENSHLEA CHEDIAK

WEINTRAUB GENSHLEA CHEDIAK
law corporation